Exhibit 99.1

Paramount gold NEVADA Appoints JOHN SEABERG AS EXECUTIVE CHAIRMAN

Winnemucca, Nevada – June 26, 2018 - Paramount Gold Nevada Corp. (NYSE American: PZG) ("Paramount”) announced today that John W. Seaberg has joined its board of directors as Executive Chairman.  As a member of Paramount’s executive leadership team Mr. Seaberg will be responsible for Capital Markets.

Outgoing Chairman Rudi Fronk, Chairman and Chief Executive Officer of Seabridge Gold, said the appointment of Seaberg is an important next step in the evolution of Paramount. “We see Paramount becoming a gold producer and deal-maker in the U.S. gold industry. John’s intimate knowledge of capital markets and the process of generating market value is a critical added component in our plans. We are creating a three-person executive leadership team with the skills to build a larger presence in our industry including our Chief Executive Officer Glen Van Treek, the head of Technical Services responsible for our exploration and development programs, and our Chief Financial Officer Carlo Buffone, responsible for Finance and Compliance,” said Fronk.

“With last month’s successful conclusion of a Preliminary Feasibility Study on our wholly-owned Grassy Mountain Project and the excellent progress we are making in the permitting process, we believe it is time to position Paramount for a more active role in the U.S. gold industry where our NYSE American listing and gold-rich resource base have few rivals among smaller and mid-sized U.S companies,” Fronk continued. “I will remain on the board and look forward to contributing to the next stage of Paramount’s evolution.”

Mr. Seaberg was most recently Senior Vice President, Strategic Relations for Klondex Mines, Ltd. from 2015 to 2018. Klondex, a junior-tier gold and silver mining company focused on exploration, development, and production in Nevada, USA, and Manitoba, Canada, was recently acquired by Hecla Mining Company. At Klondex, John was responsible for global investor relations and corporate development initiatives as an acting member of the senior executive team. Prior to Klondex, he was employed for more than 10 years by Newmont Mining Corporation, a Fortune 500 company based in Denver, Colorado and the world’s second largest gold producer, where he last held the position of Vice President, Investor Relations. John has an MBA from the University of Denver, Colorado.

About Paramount Gold Nevada Corp.

Paramount Gold Nevada is a U.S. based precious metals exploration and development company. Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and to realize this value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount owns 100% of the Grassy Mountain Gold Project which consists of approximately 9,300 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain project contains a gold-silver deposit (100% located on private land) for which results of a Pre-Feasibility Study have been released and key permitting milestones accomplished (see press release dated May 24, 2018). Additionally, Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares).

Safe Harbor for Forward-Looking Statements

This release and related documents may include "forward-looking statements" and “forward-looking information” (collectively, “forward-looking statements”) pursuant to applicable United States and Canadian securities laws. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws.  Words such as "believes," "plans," "anticipates," "expects," "estimates" and similar expressions are intended to identify forward-looking statements, although these words may not be present in all forward-looking statements.  Forward-

Exhibit 99.1

looking statements included in this news release include, without limitation, statements with respect to future events or future performance; anticipated exploration, development, permitting and other activities on the Grassy Mountain project; the economics of the Grassy Mountain project, including the potential for improving project economics and finding more ore to extend mine life. Forward-looking statements are based on the reasonable assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: Paramount’s ability to carry on exploration and development activities, including construction; the timely receipt of required approvals and permits; the price of silver, gold and other metals; prices for key mining supplies, including labor costs and consumables, remaining consistent with current expectations; work meeting expectations and being consistent with estimates and plant, equipment and processes operating as anticipated. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results; environmental matters; the ability to obtain required permitting; equipment breakdown or disruptions; additional financing requirements; the completion of a definitive feasibility study for the Grassy Mountain project; discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs and between estimated and actual production; and the other factors described in Paramount’s disclosures as filed with the SEC and the Ontario, British Columbia and Alberta Securities Commissions.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Paramount Gold Nevada Corp.
Christos Theodossiou, Director of Corporate Communications
866-481-2233